Exhibit 2.1
EXECUTION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of this 11th day of August 2025, by and among OC Parent, L.P., a Delaware limited partnership (“Holdco”), OC IntermediateCo, Inc., a Delaware corporation (the “Company”), Valvoline Inc., a Kentucky corporation (“Parent”), and OCI Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned Subsidiary of Parent. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement (as defined below).
WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger on February 17, 2025 (the “Merger Agreement”); and
WHEREAS, the parties hereto desire to make certain amendments to reflect their mutual understanding and agreement with respect to the timing of the closing of the transactions contemplated by the Merger Agreement.
ARTICLE 1
Amendments

1.1Timing of Closing. Section 2.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:
“Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time on the fifteenth (15th) day (or, if such day is not a Business Day, then the first succeeding Business Day thereafter) after satisfaction (or waiver) of the conditions set forth in Article 6 (not including conditions which are to be satisfied by actions taken at the Closing or which by their nature can be satisfied only on the Closing Date), remotely by the electronic exchange of documents and signatures, unless another time, date or place is agreed to in writing by the parties hereto. The “Closing Date” shall be the date on which the Closing takes place.”
1.2Termination Date. Section 7.1(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:
“by either Parent or the Company, if the Merger shall not have been consummated on or prior to July 1, 2025 (the “Termination Date”); provided, however, that if, on such date, the condition to Closing set forth in Section 6.1(a) or Section 6.1(b) shall not have been fulfilled but all other conditions to Closing either have been fulfilled or are then capable of being fulfilled, then the Termination Date shall, without any action on the part of the parties hereto, be extended to November 15, 2025; provided, further, that, if the condition to Closing set forth in Section 6.1(a) or Section 6.1(b) shall have been fulfilled on or prior to November 15, 2025 but Closing shall not occur pursuant to Section 2.2 until after November 15, 2025, then the Termination Date shall, without any action on the part of the parties hereto, be extended until the day Closing shall take place pursuant to Section 2.2; provided, further, that, if the failure to consummate the Merger is primarily the result of a breach by Parent or Merger Sub or the Company or Holdco of its respective representations or warranties or a failure to perform obligations or covenants under this

Agreement, then any termination pursuant to this Section 7.1(d) shall not be available to such party who has breached this Agreement;”
1.3Cooperation and Information. Section 5.3(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:
“Each of Holdco, the Company, Parent and Merger Sub shall, in connection with this     Agreement and the transactions contemplated hereby, with respect to actions taken on or after the date hereof: (i) immediately notify the other parties of, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties of) any substantive communications from or with any Governmental Entity, (ii) permit the other parties to review, comment on, and discuss in advance, and consider in good faith the view of such other parties in connection with, any proposed substantive written or oral communication with any Governmental Entity, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Entity unless it has given the other parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate therein, (iv) furnish the other parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Entity with respect to the Agreement (other than the HSR Act filings), (v) furnish the other parties’ outside legal counsel with such necessary information and reasonable assistance as such other parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity and (vi) permit the other parties to participate in any substantive meetings with any Governmental Entity related to any antitrust remedies, if permitted by such Governmental Entity. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law.”

ARTICLE 2
Relationship to Merger Agreement

2.1Relationship to Merger Agreement. On and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the Merger Agreement, including by “thereunder”, “thereof” or words of like import in any document, shall mean and be a reference to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, any reference to “the date of this Agreement” or “date hereof” shall mean February 17, 2025 and any reference to the “date of this Amendment” shall mean the date of this Amendment.

ARTICLE 3
Miscellaneous

3.1Assignment. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Amendment shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of Parent, Merger Sub and Holdco; provided, that Parent may transfer or assign, in whole or in part, its rights and interests hereunder following the Closing to (a) an Affiliate of Parent; (b) any Debt Financing Source for collateral security purposes; or (c) the insurer under the R&W Insurance Policy; provided, however, that nothing shall relieve Parent of its obligations hereunder.

3.2Governing Law. This Amendment and any claim, controversy or dispute arising under or related to this Amendment or the transactions contemplated by or leading to this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

3.3Jurisdiction and Venue. Each of the parties to this Amendment (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction of a particular matter, any state or federal court sitting in the State of Delaware) in any Action arising out of or relating to this Amendment or the transactions contemplated by or leading to this Amendment, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Amendment in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law.

3.4Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by a scanned page (via email) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart to this Amendment.

3.5Headings. The headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

3.6Severability. Whenever possible, each provision of this Amendment will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any term or other provision of this Amendment is held to be invalid, illegal or unenforceable under Applicable Law, all other provisions of this Amendment shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Amendment is invalid, illegal or unenforceable under Applicable Law, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.
OC PARENT, L.P.

By:    /s/ Matthew Burke
Name: Matthew Burke
Title: Authorized Signatory
OC INTERMEDIATECO, INC.

By:    /s/ Matthew Burke
Name: Matthew Burke
Title: President
VALVOLINE INC.

By:    /s/ Julie M. O’Daniel
Name: Julie M. O’Daniel
Title: Senior Vice President, Chief
Legal Officer & Corporate Secretary
OCI MERGER SUB INC.

By:    /s/ Jordan M. Denny
Name: Jordan M. Denny
Title: Vice President & Treasurer